Exhibit 3.1.2



                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                                 ASPENBIO, INC.


     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     1. The name of the corporation is: AspenBio, Inc. (the "Company").

     2. The Board of Directors and the Shareholders of the Company have approved and duly adopted the following amendment to the Articles of Incorporation.

     3. The first sentence of ARTICLE THIRD (1) is amended to read as follows:

     THIRD: (1) The aggregate number of shares which the corporation shall have authority to issue is 30,000,000 shares of common stock.

     4. The preceding amendment to the Articles of Incorporation was duly adopted by the directors on March 19, 2004 and by the shareholders of the Company on May 10, 2004. The number of votes cast for the amendment by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.

     The name and address and phone number of the individual who causes this document to be delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused is:

Theresa M. Mehringer, Esq.
Burns Figa Will. P.C.
6400 S. Fiddlers Green Circle, Suite 1030
Englewood, CO 80111
303-796-2626